Filed Pursuant to Rule 424(b)(3)

Registration No. 333-206873

PROSPECTUS SUPPLEMENT NO. 7 DATED APRIL 7, 2016

TO

PROSPECTUS DATED JANUARY 15, 2016

(AS SUPPLEMENTED)

ARCH THERAPEUTICS, INC.

PROSPECTUS

Up to 25,590,599 Shares of Common Stock

This Prospectus Supplement No. 7 supplements the prospectus of Arch Therapeutics, Inc. (“the “Company”, “we”, “us”, or “our”) dated January 15, 2016 (as supplemented to date, the “Prospectus”) with the following additions and changes:

A.	Amend the Selling Security holder information set forth in the Prospectus.

This Prospectus Supplement No. 7 should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement. This Prospectus Supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should carefully consider the risk factors for our common stock, which are described in the Prospectus, as amended or supplemented.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement No. 7 and any other Prospectus Supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 7 is April 7, 2016

INDEX TO FILINGS

Annex
Amendment to Selling Securityholder Information	A

ANNEX A

AMENDMENT TO SELLING SECURITYHOLDER INFORMATION

This Prospectus Supplement No. 7 is being filed in connection with several changes to the selling securityholder information as set forth in the Prospectus dated January 15, 2016 (as supplemented to date, the “Prospectus”) resulting from Michael A. Parker’s transfer of the 5,000,000 shares of Common Stock and Series D Warrants exercisable for up to an additional 5,000,000 shares of Common Stock that the Company issued to him in connection with the closing of the 2015 Private Placement Financing. In particular, in March 2016, Mr. Parker transferred (i) 5,000,000 shares of Common Stock to Tungsten III, LLC (“Tungsten”), an Arizona limited liability company of which Michael Parker is the sole manager (the “Tungsten Shares”); (ii) Series D Warrants exercisable for up to 4,500,000 shares of Common Stock to Tungsten; (iii) Series D Warrants exercisable for up to 455,000 shares of Common Stock to C. Richard Childress; and (iv) Series D Warrants exercisable for up to 45,000 shares of Common Stock to Mark C. Schmitt (the “Schmitt Warrants”). The Tunsten Shares and the Schmitt Warrants were transferred without registration rights under the 2015 Registration Rights Agreement, and therefore are not being registered in the 2015 Registration Statement of which this Prospectus forms a part.

As a result of Mr. Parker’s transfers, the selling securityholders table appearing under the heading “SELLING SECURITYHOLDERS” in the Prospectus is hereby amended by (x) deleting the row for Mr. Parker from the selling securityholders table; (y) adding the rows set forth in the table below for Tungsten and Mr. Childress immediately after the row for “Intracoastal Capital, LLC” of the selling securityholders table; and (iii) replacing the current “Total” row of the selling securityholders table with the revised “Total” row in the table below:

Column 1	Column 2	Column 3	Column 4	Column 5	Column 6
Name of Selling Securityholder	Number of Shares of Common Stock Issued and Issuable (1)	Number of Shares of Common Stock Beneficially Owned Prior to this Offering (2)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus (3)	Number of Shares of Common Stock Beneficially Owned After This Offering (4)	Percentage of Shares of Common Stock Beneficially Owned After This Offering (5)
Tungsten III, LLC (26)	9,500,000	5,000,000	4,500,000	5,000,000	4.30%
C. Richard Childress (27)	658,000	658,000	455,000	203,000	0.18%
Total	28,557,155	24,057,155	20,545,599	8,011,556	6.96%

(26)	Michael A. Parker is the sole manager of Tungsten III, LLC (“Tungsten”). As sole manager, Mr. Parker has sole voting and dispositive power over the securities held by Tungsten, which may be deemed to have beneficial ownership of 5,000,000 shares of Common Stock originally issued to Mr. Parker, an investor in the 2015 Private Placement Financing and an affiliate of Tungsten, and assigned to Tungsten in March 2016, none of which are being registered in the 2015 Registration Statement of which this prospectus forms a part. The information presented for Tungsten in Column 3 of this table excludes (i) 4,500,000 shares of Common Stock issuable upon exercise of Series D Warrants originally issued to Mr. Parker in connection with the 2015 Private Placement Financing and assigned to Tungsten in March 2016 because such warrants contain ownership limitations pursuant to which the holder is prohibited from exercising such warrants to the extent (but only to the extent) that the exercise thereof would result in the holder or any of its affiliates beneficially owning more than 4.9% of our Common Stock after giving effect to such exercise; provided, however, that the holder may waive such ownership limitation, in which case such waiver will become effective sixty-one (61) days after the holder’s delivery of such wavier notice; and (ii) 1,500,961 shares of Common Stock acquired by Mr. Parker in transactions unrelated to the 2015 Private Placement Financing, none of which are being registered in the 2015 Registration Statement of which this prospectus forms a part. As of April 6, 2016, Tungsten has not waived the ownership limitation in its Series D Warrants.

(27)	Mr. Childress may be deemed to have beneficial ownership of (i) 455,000 shares of Common Stock issuable upon exercise of Series D Warrants originally issued to Mr. Parker, an investor in the 2015 Private Placement Financing, and assigned to Mr. Childress in March 2016; and (ii) 203,00 shares of Common Stock acquired by Mr. Childress in transactions unrelated to the 2015 Private Placement Financing, none of which are being registered in the 2015 Registration Statement of which this prospectus forms a part.